Exhibit 3.3

CERTIFICATE OF FORMATION

OF

NISSAN-INFINITI LT LLC

1.)	The name of the limited liability company (the “LLC”) is:

Nissan-Infiniti LT LLC

2.)

The address of the registered office of the LLC in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the LLC’s registered agent at such address is Corporation Service Company.

3.)

Notice is hereby given pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the LLC shall be enforceable against the assets of such series only and not against the assets of the LLC generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the LLC, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the LLC generally or any other series thereof shall be enforceable against the assets of such series.

4.)	This Certificate of Formation shall be effective on April 1, 2021 at 3:01 a.m. Eastern Daylight Time.

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State of Delaware Secretary of State Division of Corporations Delivered 05:47 PM 03/31/2021 FILED 06:50 PM 03/31/2021 SR 20211129550 - File Number 2918322

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 31st day of March, 2021.

/s/ Timothy Hauck
Name: Timothy Hauck
Authorized Person

Certificate of Formation (Nissan-Infiniti LT LLC)